Exhibit 99.1
One Gateway Center, Suite 702, Newton, MA 02458 USA
Clinical Data, Inc. Reports First Quarter Fiscal 2009 Results
— Second Positive Phase III Trial for Vilazodone in the Treatment of Depression
Keeps Company on Track for NDA Submission by Year End —
— PGxHealth® Testing Revenues Grew 81% —
NEWTON, Mass., August 10, 2009 — Clinical Data, Inc. (NASDAQ: CLDA) today announced operational and financial results for the first fiscal quarter ended June 30, 2009. During the quarter, the Company reported positive results from a confirmatory Phase III trial of its lead drug candidate, vilazodone, for the treatment of depression. The positive results from the second Phase III trial of vilazodone will contribute to a comprehensive new drug application (NDA) anticipated to be submitted to the U.S. Food and Drug Administration (FDA) by year end. The Company also reported that gross revenue for Clinical Data’s PGxHealth FAMILION® genetic testing business grew $1.7 million or 81% to $3.7 million compared to the same period a year ago.
First Quarter and Recent Highlights
•	Reported that vilazodone, a novel dual-mechanism of action drug candidate being developed for the treatment of major depressive disorder (MDD) achieved the primary endpoint with strong statistical significance in the second of two Phase III trials. Data from the two Phase III trials indicate that vilazodone may have a substantial effect against the symptoms of depression, while having a positively differentiated side effect profile compared with current depression medications. Notably, in both registration trials, vilazodone’s impact on sexual function was comparable to placebo, as measured by validated scales.

•	Sold the Cogenics division to Beckman Coulter for initial proceeds of $13.1 million, excluding $2.2 million in cash retained prior to the sale and $2.5 million held in escrow.

•	Completed the acquisition of Avalon Pharmaceuticals, Inc.

•	Initiated Phase I clinical studies to demonstrate safety of Stedivaze™, a highly selective adenosine A2A agonist in development as a vasodilator for use in myocardial perfusion imaging, in patients with chronic obstructive pulmonary disease (COPD) and asthma. Stedivaze’s increased selectivity may permit safe use in patients with COPD and asthma compared to other adenosine agonists currently available, which carry warnings or are contra-indicated in these patient populations.

•	Reported that FAMILION genetic testing revenues increased sequentially by 15% from the prior quarter and by 81% from the same period a year ago
•	Gross profit margins increased 27 percentage points to 55% for fiscal Q1 2010 compared to 28% for the same period a year ago

•	Announced a newly enhanced FAMILION Long QT Syndrome (LQTS) Test that will double number of genes analyzed. This follows the 3-gene expansion of the FAMILION Hypertrophic Cardiomyopathy (HCM) Test released earlier this year.

•	Achieved significant growth in positive reimbursement from private and public insurers, with coverage for 230 million lives up from 130 million from the same period a year ago
“During the first quarter, Clinical Data achieved critical business objectives in both the clinical and operational aspects of our business, highlighted by the positive results from the second Phase III trial of vilazodone, a major achievement for this Company. The results from our Phase III trials and the long term exposure study data will support our NDA submission, which we anticipate by the end of the year,” commented Drew Fromkin, Clinical Data’s President and Chief Executive Officer. “We have also launched clinical studies of Stedivaze to establish its safe use in patients with obstructive lung diseases, where we believe the selectivity of Stedivaze may be advantageous over currently approved agents, and our Phase III program is expected to begin in the coming months. In addition, we believe the consistent revenue growth and gross margin improvement that we report again this quarter further validates the investments we have made in refining our operations, adding new genetic tests and gaining broader insurance coverage to support our cardiac testing franchise.”
Financial Results for the Three Months Ended June 30, 2009
Revenue for the three months ended June 30, 2009 increased $1.7 million, or 81%, to $3.7 million from $2.0 million for the same period a year ago. This increase was primarily driven by the increase in net sales of PGxHealth’s FAMILION tests of $1.5 million from the same period a year ago.
For the three month period ended June 30, 2009, gross profit margins increased 27 percentage points from 28% for fiscal Q1 2009 to 55% for fiscal Q1 2010. The year-over-year improvement in gross margins was due to an increase in revenues coupled with the realization of infrastructure improvements associated with prior period investments in lab technologies including a laboratory information management system (LIMS); these investments have driven improvements in lab and operational efficiencies. We expect to see continued gross margin improvement as revenues and test volumes increase in future periods.
Research and development expenses increased $3.9 million to $11.5 million for the three months ended June 30, 2009, or 51%, from $7.6 million for the three month period ended June 30, 2008. This increase is attributable primarily to costs associated with the completion in April of the vilazodone safety and Phase III confirmatory trials.
Sales and marketing expenses increased $403,000, or 24%, to $2.1 million for the three months ended June 30, 2009 compared to the first fiscal quarter of last year. This increase was due primarily to the build-out of the sales and marketing team during the last 12 months.
General and administrative expenses increased $1.1 million to $5.2 million for the three months ended June 30, 2009, up 28% from $4.1 million compared to the same period a year ago. The increase was driven by legal and bad debt expenses of $200,000 and $314,000, respectively, for the period.
Cash, cash equivalents and marketable securities were $52.4 million at June 30, 2009 compared to $56.4 million at March 31, 2009.

About Clinical Data, Inc.
Clinical Data develops first-in-class and best-in-category targeted therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases to be followed by promising drug candidates in major therapeutic areas including oncology and inflammatory diseases. Clinical Data plans to differentiate its therapeutics by helping to predict and enhance efficacy and tolerability by combining its drug development and biomarker expertise to improve patient health and reduce costs. To learn more, please visit the Company’s website at www.clda.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to obtain regulatory approval for, and successfully introduce vilazodone, Stedivaze and our other drug candidates; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, whether vilazodone or Stedivaze will advance further in the clinical trials process and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone and Stedivaze will be successfully marketed if approved; the extent to which genetic markers are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic downturns; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, and Current Reports on Form 8-K filed from time to time by the Company.
Financial Tables to Follow
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CONTACT INFORMATION:
Theresa McNeely
Vice President
Corporate Communications
Clinical Data, Inc.
617-527-9933 x3373

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30,
	2009	2008
(In thousands, except per share amounts)	(UNAUDITED)
Revenues	$3,695	$2,037
Cost of revenues	1,669	1,473

Gross profit	2,026	564
Operating expenses:
Research and development	11,482	7,619
Sales and marketing	2,084	1,681
General and administrative	5,192	4,070
Avalon acquisition costs	1,978	—

Total operating expenses	20,736	13,370

Operating loss	(18,710)	(12,806)
All other (expense) income, net	(1,536)	280

Loss from continuing operations	(20,246)	(12,526)

Income (loss) from discontinued operations	4,837	(2,338)

Net loss	$(15,409)	$(14,864)

(Loss) income per basic and diluted share:
Continuing operations	$(0.88)	$(0.59)
Discontinued operations	0.21	(0.11)

Net loss	$(0.67)	$(0.70)

Weighted average shares: basic and diluted	23,033	21,138

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2009
(In thousands)	(UNAUDITED)	March 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$51,272	$55,180
Marketable securities	1,175	1,175
Accounts receivable, net	3,041	2,471
Prepaid expenses and other current assets	1,385	1,240
Assets of discontinued operations	—	18,541

Total current assets	56,873	78,607

Property, plant and equipment, net	6,172	2,942
Goodwill & intangible assets, net	43,729	34,243
Other assets, net	50	4,405

TOTAL ASSETS	$106,824	$120,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$6,199	$7,067
Accounts payable, accrued expenses and other liabilities	14,932	11,693
Liabilities of discontinued operations	—	8,902

Total current liabilities	21,131	27,662

Long-term debt and other liabilities	63,689	63,123

TOTAL LIABILITIES	84,820	90,785

Stockholders’ equity	22,004	29,412

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,824	$120,197